Exhibit 99.1

ProSight Reports 2020 Second Quarter Results

Second Quarter Net Income from Continuing Operations of $17.3 million, $0.39 per Diluted Share and Adjusted Operating Income (1) of $16.9 million, $0.39 per Diluted Share.

MORRISTOWN, N.J., August 10, 2020 /PRNewswire/ -- ProSight Global, Inc. (NYSE: PROS) (ProSight) today reported results for the second quarter of 2020.

Highlights for the three months ended June 30, 2020 include:

●	Record net income from continuing operations of $17.3m and adjusted operating income (1) of $16.9 million with annualized return on equity (“ROE”) of 12.9% and adjusted operating ROE (2) of 12.6%.

●	Record diluted book value per share (“BVPS”) of $12.84 compared to $10.73 as of March 31, 2020. Book value per share was $12.01 as of December 31, 2019.

●	Combined ratio of 99.6% compared to 98.1% for the second quarter of 2019, representing the tenth consecutive quarter of underwriting profit at ProSight.

●	Loss ratio of 61.9% compared to 62.8% (61.7% adjusted for the effect of WAQS (3)) for the second quarter of 2019. The current quarter includes 2.0 points of catastrophe losses from civil unrest vs 1.5 points in the second quarter of 2019.

●	Expense ratio of 37.7% compared to 35.3% (36.4% adjusted for the effect of WAQS (3)) for the second quarter of 2019. The current quarter includes $1.5 million, or 83 basis points, of COVID-19-related allowance for bad debt and reflects reduced earned premium associated with the impact of COVID-19. Excluding the $1.5 million allowance for bad debt, total general and administrative expenses were down 4.2% compared to the second quarter of 2019.

●	Gross written premiums (“GWP”) for our customer segments (4) decreased in line with our expectations by 19.9% to $184.2 million compared to the second quarter of 2019, due to the impact of COVID-19 on several of our niches.

●	Closed on new credit facility that will refinance our existing debt on favorable terms upon maturity in November 2020.

From CEO & President Larry Hannon:

“Our thoughts are with all of those struggling from the ongoing impact of COVID-19 and we continue to stand with our Black friends, colleagues, and members of our community that are fighting for justice and equality.  At ProSight, we are thankful for the consistent effort of our employees, and the support of our customers during these difficult times.

This was a strong quarter. We produced an underwriting profit, generated a double-digit ROE, achieved a new milestone in book value per share, closed on a new credit facility which will refinance our debt on attractive terms, and made progress on several initiatives that we expect will accelerate our growth and profitability in 2021.

Despite the challenges in the quarter, our underwriting, risk selection and expense management allowed us to remain solidly profitable and grow our book value per share. We are executing well and expect to have a solid second half of the year with an improvement in our gross written premium versus the second quarter.”

Updated Outlook:

“Looking at the third quarter and balance of 2020, we have somewhat greater visibility into our near-term operating results. This update represents our best estimates as of today for the full year:

●Customer Segment Gross Written Premium:  5-10% decline from 2019 versus the 10-20% communicated at the end of the first quarter. This excludes the decline from the previously announced exit from excess workers compensation.

●Net Loss Ratio: Potential for 0 to 1.5-point increase from COVID-19 related claims and expenses in the current accident year loss ratio versus the up-to-3-point increase we communicated at the end of the first quarter.

●Expenses: Continued higher costs from bad debt provisioning given state-mandated deferrals of collections and cancellations coupled with the economic impact of COVID-19 on some of our insureds.

●Net Investment Income: We expect our fixed income portfolio, excluding limited partnerships, to yield approximately 3% for 2020, consistent with the 3% we communicated at the end of the first quarter. Net investment income volatility for the remainder of 2020 remains possible from our limited partnership investments.”

Results of Operations for the three months ended June 30, 2020:

Net income from continuing operations was $17.3 million, or $0.39 per diluted share, for the second quarter of 2020 compared to $8.7 million, or $0.22 per diluted share, for the second quarter of 2019. Adjusted operating income (1) was $16.9 million, or $0.39 per diluted share, for the second quarter of 2020 compared to $14.2 million, or $0.36 per diluted share, for the second quarter of 2019.

GWP including Other (3), decreased 20.7% for the second quarter of 2020 when compared to the second quarter of 2019. GWP (3) from customer segments was $184.2 million for the second quarter of 2020 compared to $230.0 million for the second quarter of 2019, a decrease of 19.9%, primarily due to the impact of COVID-19 on our Transportation and Media & Entertainment customer segments. Other GWP (3) were

$2.2 million for the second quarter of 2020 compared to $5.0 million for the second quarter of 2019, the decrease driven by the timing of our exit from excess workers’ compensation.

Underwriting income (1) was $0.7 million for the second quarter of 2020 compared to $3.8 million for the second quarter of 2019. The combined ratio for the second quarter of 2020 was 99.6% compared to 98.1% for the second quarter of 2019.  The decrease in underwriting income (1) was due to reduced earned premium and bad debt expense attributable to COVID-19:

The expense ratio was 37.7% for the second quarter of 2020 compared to 35.3% in the second quarter of 2019, with the increase driven by reduced earned premium, an increase in our allowance for bad debt attributable to COVID-19, and a ceding commission benefit from our Whole Account Quota Share (“WAQS”) reinsurance agreements in the second quarter of 2019. The policy acquisition expense ratio was 23.1% in the second quarter of 2020 compared to 22.5% in the second quarter of 2019. The general & administrative expense ratio, which includes the bad debt allowance, was 14.6% in the second quarter of 2020 compared to 12.8% in the second quarter of 2019.

●	The loss ratio was 61.9% for the second quarter of 2020 compared to 62.8% for the second quarter of 2019.

The current accident year loss ratio, excluding catastrophe losses and prior year development, for the second quarter of 2020 was 59.8% compared to 62.6% in the second quarter of 2019.

The current accident year loss ratio for the second quarter of 2020 includes $3.6 million (2.0 percentage points) of catastrophe losses due to civil unrest. The current accident year loss ratio for the second quarter of 2019 includes $3.0 million (1.5 percentage points) of catastrophe losses due to weather events.

The loss ratio for the second quarter of 2020 included $0.3 million (0.1 percentage points) of unfavorable prior accident year loss development compared to $2.7 million (1.3 percentage points) of favorable prior accident year loss development in the second quarter of 2019.

Net investment income increased by 36.7% to $23.8 million for the second quarter of 2020, compared to $17.4 million for the second quarter of 2019.  The increase in net investment income was driven by unrealized gains from our limited partnerships and growth in the book value of the investment portfolio of 12.7% to $2.3 billion, partially offset by a decline in investment yields on fixed maturity securities.

Realized investment gains, net of realized losses, for the second quarter of 2020 were $1.9 million compared to $0.1 million for the second quarter of 2019 and include an increase to our credit loss allowance of $1.5 million.

Total stockholders’ equity was $586.1 million as of June 30, 2020, compared to $543.0 million as of December 31, 2019.  Tangible stockholders’ equity (5) was $556.9 million as of June 30, 2020, compared $513.8 million as of December 31, 2019. The increases in total stockholders’ equity and tangible stockholders’ equity (5) were driven by $24.6 million of net income in the first six months of 2020 and an increase in other comprehensive income of $15.3 million, driven by net unrealized gains on investment securities during the second quarter of 2020.

Fully diluted book value per share grew by 6.9% to $12.84 at June 30, 2020, compared to $12.01 at December 31, 2019. Fully diluted tangible book value per share (5) increased by 7.4% to $12.21 at June 30, 2020, compared to $11.37 at December 31, 2019.

(1) Adjusted operating income and underwriting income are non-GAAP measures. See “Reconciliation of Non-GAAP Measures”.

(2) Return on equity is net income from continuing operations expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period. Adjusted operating return on equity is a non-GAAP measure.   Adjusted operating return on equity is adjusted operating income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

(3) In connection with the divestment of our U.K. business, New York Marine as reinsured entered into the whole account quota share reinsurance agreements (“WAQS”) with third party reinsurers to maintain reasonable underwriting leverage within New York Marine and its subsidiary insurance companies during a transition period following the U.K. divestment. The effective date of the WAQS was April 1, 2017. During 2018 and following the transition of the U.S. business back to New York Marine, the WAQS were terminated. Effective January 1, 2020, the WAQS was commuted at an amount equal to ceded reserves. The effect of the WAQS on our results of operations is primarily reflected in our ceded written premiums, losses and LAE, as well as our underwriting, acquisition and insurance expenses.

(4) Total GWP for the second quarter of 2020 including Other were $186.4 million. Other includes GWP from certain niches that are no longer part of our customer segments. “Other” includes GWP from (i) primary and excess workers’ compensation coverage for exited Self-Insured Groups (ii) niches exited prior to 2019, many with a concentration in commercial auto, (iii) certain fronting arrangements in which all premium written is ceded to a third party, (iv) participation in industry pools, and (v) emerging new business.

(5) Tangible stockholders’ equity and fully diluted tangible book value per share are non-GAAP measures. Tangible stockholders’ equity is total stockholders’ equity excluding the value of goodwill and other intangible assets.  Fully diluted tangible book value per share is total stockholders’ equity excluding the value of goodwill and other intangible assets divided by the number of common shares outstanding, unvested restricted shares and vested not issued shares. See “Reconciliation of Non-GAAP Measures”.

Conference Call

As previously announced, on Tuesday, August 11, 2020 at 10:00 a.m. EST, ProSight senior management will host a conference call to discuss second quarter 2020 financial results.

The call will be available via webcast at https://investors.prosightspecialty.com/ or by accessing the online registration link here. A replay of the call will be available at 1:00 p.m. on Tuesday, August 11, 2020, until 11:59 p.m. Tuesday, August 18, 2020, and can be accessed by dialing (800) 585-8367 or (416) 621-4642. The webcast will be available one hour after the call concludes and will be archived on our website for one year.

About ProSight

Founded in 2009 and headquartered in Morristown, New Jersey, ProSight Global, Inc. is an innovative property and casualty insurance company that designs unique insurance solutions to help customers improve their business and realize value from their insurance purchasing decision. The company focuses on select niche industries, deploying differentiated underwriting and claims expertise with the goal of enhancing each customer’s operating performance.  ProSight’s products are sold through a limited and select group of retail and wholesale distribution partners.  Each of ProSight’s regulated insurance company subsidiaries are rated “A-” (Excellent) by A.M. Best. ProSight’s shares trade on the New York Stock Exchange (“NYSE”) under the ticker symbol PROS. To learn more about ProSight visit www.prosightspecialty.com.

Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements include statements relating to future developments in ProSight’s business or expectations for ProSight’s future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “should,” “seek,” “continue,” and other words and terms of similar meaning.  ProSight’s management believes that these forward-looking statements are reasonable as of the time made.  However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made.  Except as required by law, ProSight undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.  Forward-looking statements are subject to known and unknown risks and uncertainties, including without limitation, the following: performance of, and our relationships with, third-party agents and vendors on which we rely to distribute certain business on our behalf, adequacy of our loss reserves including as a result of changes in the legal, regulatory, and economic environments in which the Company operates or the impacts of COVID-19, judicial, legislative, regulatory and other governmental developments, including in response to COVID-19, litigation tactics and developments, the effects of natural and man-made catastrophic events, the availability and affordability of reinsurance, changes in the business, financial condition or results of operations of the entities in which we invest, infection rates and severity and duration of pandemics, including COVID-19, and their direct and indirect effects on our investments, business operations, customers (including claims activity) and third parties, as well as management’s response to these factors. ProSight cautions you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes may differ materially from those made in or suggested by the forward-looking statements contained in this release.  For a discussion of some of the risks and important factors that could affect ProSight’s future results and financial condition, see our filings with the U.S. Securities and Exchange Commission (“SEC”), including, but not limited to, the risks and uncertainties included under the captions “Risk Factors” in ProSight’s Annual Report on Form 10-K/A for the period ended December 31, 2019 filed on March 10, 2020, as updated by ProSight’s Quarterly Reports on Form 10-Q and its other periodic filings with the SEC.  References to “we,” “us,” “our,” the “Company” and “ProSight”, refer to ProSight Global, Inc. and its consolidated subsidiaries.

Reorganization

ProSight was incorporated in Delaware in 2010.  Prior to July 25, 2019, ProSight was a wholly owned subsidiary of ProSight Global Holdings Limited (“PGHL”), a Bermuda holding company.  Effective July 25, 2019, PGHL merged with and into ProSight, with ProSight surviving the merger. As a result of the merger, all shares of PGHL then outstanding were converted into the right to receive, without interest, 6.46 shares of ProSight for each share of PGHL.  The historical share and per share figures contained in this release relating to periods prior to and including June 30, 2019 have been restated to give effect to this conversion, including reclassifying an amount equal to the change in value of common stock to additional paid-in capital, as of the stated period or date.  Further details regarding this merger and related reorganization transactions are included in ProSight’s Annual Report on Form 10-K/A for the period ended December 31, 2019 filed on March 10, 2020.

Non-GAAP Financial Measures

In presenting ProSight Global, Inc.’s results, management has included financial measures that are not calculated under standards or rules that comprise of U.S. generally accepted accounting principles (“GAAP”). Such measures, including underwriting income, adjusted operating income, adjusted operating return on equity, adjusted operating return on tangible equity, adjusted loss excluding WAQS, adjusted expense ratio excluding WAQS, adjusted combined ratio excluding WAQS, tangible stockholders’ equity, tangible book value per share and fully diluted tangible book value per share are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP.  Reconciliations of these non-GAAP financial measures to the most comparable GAAP figures are included at the end of this press release.

Inquiries:
Joe Hathaway
JHathaway@prosightspecialty.com
973.532.1706

PROSIGHT GLOBAL, INC

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

($ in thousands, except per share amounts)

	June 30	December 31
	2020	2019
Assets
Investments:
Fixed maturity securities, available-for-sale at fair value (amortized cost $2,102,989 in 2020 and $1,999,403 in 2019, allowance for credit losses $(1,985) in 2020 and $0 in 2019)	$2,162,780	$2,040,682
Commercial levered loans at amortized cost (fair value $12,628 in 2020 and $13,950 in 2019)	13,463	14,069
Non-redeemable preferred stock securities at fair value (amortized cost $11,670 in 2020 and $0 in 2019)	11,785	—
Limited partnerships and limited liability companies at fair value (cost $74,019 in 2020 and $62,226 in 2019)	79,717	66,660
Short-term investments	496	43,873
Total investments	2,268,241	2,165,284

Cash and cash equivalents	50,637	17,284
Restricted cash	9,966	10,213
Accrued investment income	14,119	13,610
Premiums and other receivables, net	143,519	190,004
Receivable from reinsurers on paid losses, net	2,497	3,481
Reinsurance receivables on unpaid losses, net	141,427	193,952
Deferred policy acquisition costs	94,587	98,812
Prepaid reinsurance premiums	47,837	42,861
Net deferred income taxes	—	4,803
Goodwill and net intangible assets	29,174	29,189
Fixed assets and capitalized software, net	35,630	37,167
Funds withheld related to sale of affiliate	19,529	19,453
Other assets	34,218	29,537
Assets of discontinued operations	23,171	21,584
Total assets	$2,914,552	$2,877,234

Liabilities
Reserve for unpaid losses and loss adjustment expenses	$1,544,123	$1,521,648
Reserve for unearned premiums	450,934	483,223
Ceded reinsurance payable	20,324	17,768
Notes payable, net of debt issuance costs	164,862	164,693
Secured loan payable, net of issuance costs	24,997	—
Funds held under reinsurance agreements	22,858	58,855
Net deferred income taxes	75	—
Other liabilities	66,762	56,438
Liabilities of discontinued operations	33,517	31,578
Total liabilities	2,328,452	2,334,203

Stockholders’ equity
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; 43,355,319 and 43,071,186 shares issued, 43,342,399 and 43,058,266 shares outstanding in 2020 and 2019, respectively	433	431
Paid-in capital	664,895	661,761
Accumulated other comprehensive income	52,756	37,453
Retained deficit	(131,784)	(156,414)
Treasury shares - at cost (12,920 shares)	(200)	(200)
Total stockholders’ equity	586,100	543,031
Total liabilities and stockholders’ equity	$2,914,552	$2,877,234

PROSIGHT GLOBAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($ in thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2020	2019

Gross written premiums	$186,394	$235,032	$400,178	$490,870

Revenues:
Net earned premiums	181,629	202,480	387,291	398,088
Net investment income	23,791	17,398	32,606	34,556
Realized investment gains, net	1,891	137	2,123	250
Other income	101	97	213	190
Total revenues	207,412	220,112	422,233	433,084

Expenses:
Net losses and loss adjustment expenses incurred	112,473	127,115	240,030	245,448
Policy acquisition expenses	42,033	45,533	89,019	92,106
General and administrative expenses	26,415	26,028	53,052	53,222
Interest expense	3,067	3,147	6,172	6,509
Other expense	1,390	7,170	3,127	7,170
Total expenses	185,378	208,993	391,400	404,455

Income from continuing operations before income taxes	22,034	11,119	30,833	28,629

Income tax provision:
Current	4,116	82	5,747	223
Deferred	635	2,341	992	6,015
Total income tax expense	4,751	2,423	6,739	6,238

Net income from continuing operations	17,283	8,696	24,094	22,391
Discontinued operations:
Net income (loss) from discontinued operations	279	(78)	536	(333)
Net income	$17,562	$8,618	$24,630	$22,058

Return on equity (1)	12.9%	7.9%	8.5%	10.6%

Adjusted operating income (2)	$16,890	$14,228	$24,879	$27,858

Adjusted operating return on equity (3)	12.6%	12.8%	8.8%	13.1%

(1) Return on equity is net income from continuing operations expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

(2) Adjusted operating income is a non-GAAP measure. See “Reconciliation of Non-GAAP Measures”.

(3) Adjusted operating return on equity is a non-GAAP measure.   Adjusted operating return on equity is adjusted operating income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

PROSIGHT GLOBAL, INC.

FACTORS AFFECTING THE RESULTS OF OPERATIONS (WAQS) (UNAUDITED)

($ in thousands)

	Three Months Ended June 30, 2020			Three Months Ended June 30, 2019
	Including	Effect of	Excluding	Including	Effect of	Excluding
	WAQS	WAQS	WAQS	WAQS	WAQS	WAQS
Gross written premiums	$186,394	$—	$186,394	$235,032	$—	$235,032
Ceded written premiums	(29,771)	—	(29,771)	(24,464)	—	(24,464)
Net written premiums	$156,623	$—	$156,623	$210,568	$—	$210,568
Net retention(1)	84.0%	—	84.0%	89.6%	—	89.6%
Net earned premiums	$181,629	$—	$181,629	$202,480	$—	$202,480
Losses and LAE	112,473	—	112,473	127,115	2,255	124,860
Underwriting, acquisition and insurance expenses	68,448	—	68,448	71,561	(2,255)	73,816
Underwriting income (2)	$708	$—	$708	$3,804	$—	$3,804
Loss and LAE ratio	61.9%	—	—	62.8%	—	—
Expense ratio	37.7%	—	—	35.3%	—	—
Combined ratio	99.6%	—	—	98.1%	—	—
Adjusted loss and LAE ratio(3)	—	—	61.9%	—	—	61.7%
Adjusted expense ratio(3)	—	—	37.7%	—	—	36.4%
Adjusted combined ratio(3)	—	—	99.6%	—	—	98.1%

Effect of prior year reserve development unfavorable/(favorable) (4)	$310	$—	$310	$(2,733)	$2,255	$(4,988)

	Six Months Ended June 30, 2020			Six Months Ended June 30, 2019
	Including	Effect of	Excluding	Including	Effect of	Excluding
	WAQS	WAQS	WAQS	WAQS	WAQS	WAQS
Gross written premiums	$400,178	$—	$400,178	$490,870	$—	$490,870
Ceded written premiums	(53,372)	—	(53,372)	(70,400)	3	(70,403)
Net written premiums	$346,806	$—	$346,806	$420,470	$3	$420,467
Net retention(1)	86.7%	—	86.7%	85.7%	—	85.7%
Net earned premiums	$387,291	$—	$387,291	$398,088	$3	$398,085
Losses and LAE	240,030	—	240,030	245,448	2,207	243,241
Underwriting, acquisition and insurance expenses	142,071	—	142,071	145,328	(2,205)	147,533
Underwriting income (2)	$5,190	$—	$5,190	$7,312	$1	$7,311
Loss and LAE ratio	62.0%	—	—	61.7%	—	—
Expense ratio	36.7%	—	—	36.5%	—	—
Combined ratio	98.7%	—	—	98.2%	—	—
Adjusted loss and LAE ratio(3)	—	—	62.0%	—	—	61.1%
Adjusted expense ratio(3)	—	—	36.7%	—	—	37.1%
Adjusted combined ratio(3)	—	—	98.7%	—	—	98.2%

Effect of prior year development unfavorable/(favorable) (4)	$508	$—	$508	$(3,128)	$2,207	$(5,335)

(1) Net retention is a non-GAAP measure. We define net retention as the ratio of net written premiums to gross written premiums.

(2) Underwriting income is a non-GAAP measure. See “Reconciliation of Non-GAAP Financial Measures”.

(3) Adjusted loss ratio and adjusted expense ratio are non-GAAP financial measures. We define adjusted loss ratio and adjusted expense ratio as the corresponding ratio excluding the effects of the WAQS. We use these adjusted ratios as internal performance measures in the management of our operations because we believe they give our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Our adjusted loss and LAE ratio, adjusted expense ratio and adjusted combined ratio should not be viewed as substitutes for our loss and LAE ratio, expense ratio and combined ratio, respectively.

(4) The effect of prior year reserve development is included within losses and LAE.

PROSIGHT GLOBAL, INC.

SUPPLEMENTARY UNDERWRITING INFORMATION (EXCLUDING WAQS)

(UNAUDITED)

($ in thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2020	2019

Gross written premiums	$186,394	$235,032	$400,178	$490,870
Net written premiums	156,623	210,568	346,806	420,470
Net earned premiums	181,629	202,480	387,291	398,085

Net losses and LAE	112,473	124,860	240,030	243,241
Catastrophe loss and LAE	3,633	3,000	3,633	3,000
Unfavorable/(favorable) prior year reserve development	310	(4,988)	508	(5,335)
Underwriting, acquisition, and insurance expenses	68,448	73,816	142,071	147,533
Policy acquisition expenses	42,033	47,788	89,019	94,311
General and administrative expenses	26,415	26,028	53,052	53,222

Underwriting income	$708	$3,804	$5,190	$7,311

Adjusted Underwriting ratios

Ex-cat current accident year loss and LAE ratio	59.8%	62.6%	60.9%	61.7%
Catastrophe loss and LAE ratio	2.0%	1.5%	0.9%	0.8%
Unfavorable/(favorable) prior year reserve development ratio	0.1%	(2.4)%	0.2%	(1.4)%
Adjusted Loss and LAE ratio	61.9%	61.7%	62.0%	61.1%

Policy acquisition expense ratio	23.1%	23.6%	23.0%	23.7%
General and administrative expense ratio	14.6%	12.8%	13.7%	13.4%
Adjusted Expense ratio	37.7%	36.4%	36.7%	37.1%

Adjusted Combined ratio	99.6%	98.1%	98.7%	98.2%

PROSIGHT GLOBAL, INC.

SUPPLEMENTARY UNDERWRITING INFORMATION (UNAUDITED)

($ in thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2020	2019

Gross written premiums	$186,394	$235,032	$400,178	$490,870
Net written premiums	156,623	210,568	346,806	420,470
Net earned premiums	181,629	202,480	387,291	398,088

Net losses and LAE	112,473	127,115	240,030	245,448
Catastrophe loss and LAE	3,633	3,000	3,633	3,000
Unfavorable/(favorable) prior year reserve development	310	(2,733)	508	(3,128)
Underwriting, acquisition, and insurance expenses	68,448	71,561	142,071	145,328
Policy acquisition expenses	42,033	45,533	89,019	92,106
General and administrative expenses	26,415	26,028	53,052	53,222

Underwriting income	$708	$3,804	$5,190	$7,312

Underwriting ratios

Ex-cat current accident year loss and LAE ratio	59.8%	62.6%	60.9%	61.7%
Catastrophe loss and LAE ratio	2.0%	1.5%	0.9%	0.8%
Unfavorable/(favorable) prior year reserve development ratio	0.1%	(1.3)%	0.2%	(0.8)%
Loss and LAE ratio	61.9%	62.8%	62.0%	61.7%

Policy acquisition expense ratio	23.1%	22.5%	23.0%	23.1%
General and administrative expense ratio	14.6%	12.8%	13.7%	13.4%
Expense ratio	37.7%	35.3%	36.7%	36.5%

Combined ratio	99.6%	98.1%	98.7%	98.2%

PROSIGHT GLOBAL, INC.

SHARE AND PER SHARE INFORMATION (UNAUDITED)

	June 30	December 31
	2020	2019
Shares outstanding	43,342,399	43,058,266
Fully diluted shares outstanding	45,629,697	45,196,716

Book value per share(1)	$13.52	$12.61
Book value per share (fully diluted)(1)	$12.84	$12.01
Tangible book value per share(1)	$12.85	$11.93
Tangible book value per share (fully diluted)(1)	$12.21	$11.37

	Three Months Ended June 30		Six Months Ended June 30
(share amounts in thousands)	2020	2019	2020	2019
Weighted average basic shares outstanding	43,810	38,851	43,866	38,851
Weighted average diluted shares outstanding	43,827	39,455	44,056	39,455

Earnings per share - basic:
Net income from continuing operations	$0.39	$0.22	$0.55	$0.58
Adjusted operating income(2)	$0.39	$0.37	$0.57	$0.72

Earnings per share - diluted:
Net income from continuing operations	$0.39	$0.22	$0.55	$0.57
Adjusted operating income(2)	$0.39	$0.36	$0.56	$0.71

Adjusted operating return on equity ("ROE") (3)	12.6%	12.8%	8.8%	13.1%
Adjusted operating return on tangible equity ("ROTE")(3)	13.3%	13.8%	9.3%	14.1%

(1) Book value per share is total stockholders’ equity divided by the number of common shares outstanding. Fully diluted book value per share is total stockholders’ equity divided by the number of common shares outstanding, unvested restricted shares and vested non issued shares. Tangible book value per share and fully diluted tangible book value per share are non-GAAP measures. Tangible book value per share is total stockholders’ equity excluding the value of goodwill and other intangible assets divided by the number of common shares outstanding. Fully diluted tangible book value per share is total stockholders’ equity excluding the value of goodwill and other intangible assets divided by the number of common shares outstanding, unvested restricted shares, and vested non-issued shares. See “Reconciliation of Non-GAAP Financial Measures”.

(2) Adjusted operating income is a non-GAAP measure. See “Reconciliation of Non-GAAP Financial Measures”.

(3) Adjusted operating return on equity and adjusted operating return on tangible equity are non-GAAP measures. Adjusted operating return on equity is adjusted operating income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period. Adjusted operating return on tangible equity is adjusted operating income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity, excluding goodwill and other intangible assets, during the period.

PROSIGHT GLOBAL, INC.

GROSS WRITTEN PREMIUM BY CUSTOMER SEGMENT (UNAUDITED)

($ in millions)

	Three Months Ended June 30			Six Months Ended June 30
	2020	2019	% Change	2020	2019	% Change
Construction	$27.7	$32.5	(14.8)%	$52.2	$55.8	(6.5)%
Consumer Services	40.7	37.9	7.4	71.3	65.4	9.0
Marine and Energy	26.8	25.6	4.7	59.6	45.5	31.0
Media and Entertainment	17.4	32.4	(46.3)	47.9	62.1	(22.9)
Professional Services	31.9	29.1	9.6	61.6	58.7	4.9
Real Estate	47.3	46.6	1.5	80.5	75.3	6.9
Sports	4.7	6.9	(31.9)	14.3	14.7	(2.7)
Transportation	(12.3)	19.0	(164.7)	9.1	49.7	(81.7)
Customer segments subtotal	184.2	230.0	(19.9)	396.5	427.2	(7.2)
Other	2.2	5.0	(56.0)	3.7	63.7	(94.2)
Total	$186.4	$235.0	(20.7)%	$400.2	$490.9	(18.5)%

Reconciliation of Non-GAAP Financial Measures

Underwriting income is a non-GAAP financial measure that we believe is useful in evaluating our underwriting performance without regard to investment income. Underwriting income represents the pre-tax profitability of our insurance operations and is derived by subtracting losses and LAE, and underwriting, acquisition and insurance expenses from net earned premiums. We use underwriting income as an internal performance measure in the management of our operations because we believe it gives us and users of our financial information useful insight into our results of operations and our underlying business performance. Underwriting income should not be considered in isolation or viewed as a substitute for net income calculated in accordance with GAAP. Other companies may calculate underwriting income differently.

Net income for the three months and six months ended June 30, 2020 and 2019 reconciles to underwriting income as follows:

	Three Months Ended June 30		Six Months Ended June 30
($ in thousands)	2020	2019	2020	2019
Net income from continuing operations	$17,283	$8,696	$24,094	$22,391
Income tax expense	4,751	2,423	6,739	6,238
Income from continuing operations before taxes	22,034	11,119	30,833	28,629

Net investment income	23,791	17,398	32,606	34,556
Realized investment gains, net	1,891	137	2,123	250
Interest and other expense, net	4,356	10,220	9,086	13,489
Underwriting income	$708	$3,804	$5,190	$7,312

Adjusted operating income is a non-GAAP financial measure that we use as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and underlying business performance, by excluding items that are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future. Adjusted operating income should not be considered in isolation or viewed as a substitute for net income calculated in accordance with GAAP. Other companies may calculate adjusted operating income differently.

Net income for the three months and six months ended June 30, 2020 and 2019 reconciles to adjusted operating income as follows:

	Three Months Ended June 30		Six Months Ended June 30
($ in thousands)	2020	2019	2020	2019
Net income from continuing operations	$17,283	$8,696	$24,094	$22,391
Income tax expense	4,751	2,423	6,739	6,238
Income from continuing operations before taxes	22,034	11,119	30,833	28,629

Other expense (1)	1,390	7,170	3,127	7,170
Realized investment gains, net	(1,891)	(137)	(2,123)	(250)
Adjusted operating income before taxes	21,533	18,152	31,837	35,549
Less: income tax expense on adjusted operating income	4,643	3,924	6,958	7,691
Adjusted operating income	$16,890	$14,228	$24,879	$27,858

(1)	Other expense within the adjusted operating income includes non-recurring grants of restricted stock units in connection with the initial public offering and costs associated with the transition of our former Chief Executive Officer.

Tangible stockholders’ equity is a non-GAAP financial measure that we use as an internal performance measure to evaluate the strength of our balance sheet and to compare returns relative to this measure. We define tangible stockholders’ equity as stockholders’ equity less goodwill and net intangible assets. Tangible stockholders’ equity should not be considered in isolation or viewed as a substitute for stockholders’ equity calculated in accordance with GAAP. Other companies may calculate tangible stockholders’ equity differently.

Stockholders’ equity at June 30, 2020 and December 31, 2019 reconciles to tangible stockholders’ equity as follows:

	June 30, 2020	December 31, 2019

($ in thousands except per share amounts)
Stockholders’ equity	$586,100	$543,031
Less: goodwill and net intangible assets	29,174	29,189
Tangible stockholders’ equity	$556,926	$513,842
Book value per share	$13.52	$12.61
Book value per share (fully diluted)	$12.84	$12.01
Tangible book value per share	$12.85	$11.93
Tangible book value per share (fully diluted)	$12.21	$11.37